Exhibit 99.1

BANCFIRST CORPORATION REPORTS FIRST QUARTER EARNINGS

OKLAHOMA CITY, April 21, 2020 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS:BANF) reported net income of $22.6 million, or $0.68 diluted earnings per share, for the first quarter of 2020 compared to net income of $31.8 million, or $0.96 diluted earnings per share, for the first quarter of 2019. The results for the first quarter of 2020 were negatively impacted primarily by a higher provision for loan losses. The first quarter of 2020 includes the net income of Pegasus Bank in Dallas, Texas, which was acquired on August 15, 2019.

The provision for loan losses for the first quarter of 2020 was $19.6 million compared to $1.7 million a year ago. BancFirst Corporation Executive Chairman David Rainbolt commented, “Even though it was optional, we have elected to go ahead and adopt CECL for our loan loss reserve methodology.  It is naïve to think that our region will not experience a residual economic effect from the combination of both the COVID-19 pandemic and low energy prices. The forward-looking view afforded by CECL lets us factor in our expectations about that future economy and its effect on loan losses. Our provision this quarter is based on a modestly optimistic assumption on the timing of an end to the pandemic, as well as the magnitude of the government’s stimulus response to it. To the extent the amount of time the economy remains shuttered is more extended than our current base projection, we will see a continuation of higher than normal provision in future periods.”

The Company’s net interest income for the first quarter of 2020 increased to $74.1 million compared to $66.9 million for the first quarter of 2019. The net interest margin for the quarter was 3.82% compared to 3.85% a year ago.  Net charge-offs for the quarter were less than 0.02% of average loans, compared to less than 0.01% of average loans for the first quarter of 2019.  Noninterest income for the quarter totaled $35.1 million, compared to $32.0 million last year. Noninterest expense for the quarter totaled $61.4 million compared to $56.2 million last year. The increase in noninterest expense was due to salary increases in 2020 and acquisition related expenses related to the purchase of assets from The Citizens State Bank of Okemah, Oklahoma, which were partially offset by a $2.2 million gain on a sale of property carried in other real estate owned. The Company’s effective tax rate was 20.0% compared to 22.4% for the first quarter of 2019.

At March 31, 2020, the Company’s total assets were $8.7 billion, an increase of $103.3 million from December 31, 2019. Debt securities of $592.0 million were up $100.4 million from December 31, 2019. Loans totaled $6.0 billion, an increase of $332.9 million from December 31, 2019. Deposits totaled $7.6 billion, an increase of $89.6 million from the December 31, 2019 total. The Company’s total stockholders’ equity was $1.0 billion, an increase of $18.4 million over December 31, 2019.

Nonaccrual loans represent 0.75% of total loans at March 31, 2020, up from 0.32% at year-end 2019. The increase in nonaccrual loans was primarily due to downgrades of a few energy loans. The allowance to total loans was 1.17% up from 0.96% at year-end 2019. The allowance to nonaccrual loans was 155.11% compared to 301.91% at year-end 2019.

BancFirst Corporation CEO David Harlow commented, “During the month of March and into April as the impact of COVID-19 on the overall economy became more evident, the Company acted on several fronts.  Specifically, we began the identification of all loan customers impacted by COVID-19 that resulted in a modification of loan terms and coded those loans in accordance with interagency guidelines. Importantly, we created a task force that has worked 24/7 to facilitate the Paycheck Protection Program through the Small Business Administration. Through that program that began on April 3 and ended on April 16 we approved 5,268 loans totaling approximately $829 million.

“Although strictly limiting lobby traffic and precisely following CDC guidance, we are fulfilling the duty of being designated as critical infrastructure by the Department of Homeland Security. Additionally, we have implemented an enhanced paid leave program for all employees, added incentive pay for all hourly employees in retail locations, and initiated a childcare stipend for hourly employees at work with school age children at home.”

On March 5, 2020, BancFirst Corporation purchased assets and assumed liabilities of The Citizens State Bank, Okemah, Oklahoma. The Company purchased $47.9 million in assets and $23.5 million in loans and assumed $47.9 million in deposits.

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company.  The Company operates two subsidiary banks, BancFirst, is Oklahoma’s largest state-chartered bank with 109 banking locations serving 59 communities across Oklahoma, and Pegasus Bank, with 3 banking locations in Dallas, TX. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters.  Forward-looking statements include estimates and give management’s current expectations or forecasts of future events.  The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time.  Actual results may differ materially from forward-looking statements.

For additional information call:

Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or

David Harlow, Chief Executive Officer at (405) 270-1082.

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BancFirst Corporation

Summary Financial Information

(Dollars in thousands, except per share and share data - Unaudited)

	2020	2019	2019	2019	2019
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Condensed Income Statements:
Net interest income	$74,073	$73,939	$72,287	$68,792	$66,903
Provision for loan losses	19,583	1,412	2,758	2,433	1,684
Non-interest income:
Trust revenue	3,655	3,682	3,490	3,250	3,177
Service charges on deposits	18,804	19,938	19,866	19,114	17,663
Securities transactions	50	(9)	—	821	—
Income from sales of loans	781	1,089	964	868	698
Insurance commissions	5,676	5,076	5,535	4,420	5,265
Cash management	4,320	4,258	4,430	4,402	3,776
Other	1,859	1,490	1,342	1,202	1,422
Total noninterest income	35,145	35,524	35,627	34,077	32,001

Non-interest expense:
Salaries and employee benefits	39,756	40,375	40,354	36,124	36,171
Occupancy expense, net	3,546	3,738	3,386	2,953	2,627
Depreciation	3,491	3,355	3,268	3,015	2,985
Amortization of intangible assets	964	1,007	842	758	759
Data processing services	1,692	1,634	1,467	1,262	1,480
Net expense from other real estate owned	(2,135)	(424)	26	97	(484)
Marketing and business promotion	2,355	2,327	2,047	1,919	2,261
Deposit insurance	136	147	(81)	544	533
Other	11,580	14,137	10,882	9,936	9,874
Total noninterest expense	61,385	66,296	62,191	56,608	56,206
Income before income taxes	28,250	41,755	42,965	43,828	41,014
Income tax expense	5,642	6,248	9,597	9,661	9,177
Net income	$22,608	$35,507	$33,368	$34,167	$31,837
Per Common Share Data:
Net income-basic	$0.69	$1.09	$1.02	$1.04	$0.98
Net income-diluted	0.68	1.07	1.00	1.02	0.96
Cash dividends declared	0.32	0.32	0.32	0.30	0.30
Common shares outstanding	32,646,691	32,694,268	32,644,018	32,639,588	32,617,788
Average common shares outstanding -
Basic	32,679,587	32,673,438	32,641,902	32,629,146	32,612,399
Diluted	33,287,359	33,366,848	33,327,213	33,317,193	33,292,852
Performance Ratios:
Return on average assets	1.07%	1.66%	1.65%	1.78%	1.69%
Return on average stockholders’ equity	8.87	13.76	13.80	14.54	14.08
Net interest margin	3.82	3.78	3.89	3.89	3.85
Efficiency ratio	56.20	60.56	57.63	55.03	56.83

BancFirst Corporation

Summary Financial Information

(Dollars in thousands, except per share and share data - Unaudited)

	2020	2019	2019	2019	2019
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Balance Sheet Data:

Total assets	$8,669,096	$8,565,758	$8,388,816	$7,642,021	$7,709,000
Interest-bearing deposits with banks	1,356,826	1,646,238	1,476,340	1,518,998	1,291,447
Debt securities	591,987	491,626	555,575	425,154	724,872
Total loans	6,006,065	5,673,144	5,622,897	5,105,302	5,050,221
Allowance for loan losses	(70,080)	(54,238)	(55,928)	(55,108)	(52,915)
Deposits	7,573,200	7,483,635	7,330,677	6,613,613	6,706,386
Stockholders' equity	1,023,380	1,004,989	979,752	956,380	927,927
Book value per common share	31.35	30.74	30.01	29.30	28.45
Tangible book value per common share (non-GAAP)(1)	26.09	25.50	24.77	26.40	25.52
Balance Sheet Ratios:
Average loans to deposits	77.75%	75.83%	76.97%	76.07%	75.34%
Average earning assets to total assets	91.51	91.50	92.23	92.43	92.42
Average stockholders' equity to average assets	12.02	12.04	11.96	12.25	12.01
Asset Quality Data:
Past due loans	$10,065	$11,834	$11,215	$2,663	$2,170
Nonaccrual loans	45,181	17,965	19,995	17,998	21,594
Restructured loans	3,158	18,010	17,504	16,486	14,552
Total nonperforming and restructured loans	58,404	47,809	48,714	37,147	38,316
Other real estate owned and repossessed assets	6,001	6,073	7,055	7,004	6,433
Total nonperforming and restructured assets	64,405	53,882	55,769	44,151	44,749
Nonaccrual loans to total loans	0.75%	0.32%	0.36%	0.35%	0.43%
Nonperforming and restructured loans to total loans	0.97	0.84	0.87	0.73	0.76
Nonperforming and restructured assets to total assets	0.74	0.63	0.66	0.58	0.58
Allowance to total loans	1.17	0.96	0.99	1.08	1.05
Allowance to nonaccrual loans	155.11	301.91	279.72	306.20	245.05
Allowance to nonperforming and restructured loans	119.99	113.45	114.81	148.35	138.10
Net charge-offs to average loans	0.02	0.06	0.04	0.01	—

Reconciliation of Tangible Book Value Per Common Share (non-GAAP)(2):

Stockholders' equity	$1,023,380	$1,004,989	$979,752	$956,380	$927,927
Less goodwill	149,923	148,604	147,013	79,749	79,749
Less intangible assets, net	21,850	22,608	24,025	14,936	15,701
Tangible stockholders’ equity (non-GAAP)	$851,607	$833,777	$808,714	$861,695	$832,477
Common shares outstanding	32,646,691	32,694,268	32,644,018	32,639,588	32,617,788
Tangible book value per common share (non-GAAP)	$26.09	$25.50	$24.77	$26.40	$25.52

(1)Refer to the “Reconciliation of Tangible Book Value per Common Share (non-GAAP)” Table.

(2)Tangible book value per common share is stockholders’ equity less goodwill and intangible assets, net, divided by common shares outstanding. This amount is a non-GAAP financial measure but has been included as it is considered to be a critical metric with which to analyze and evaluate the financial condition and capital strength of the Company. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

BancFirst Corporation

Consolidated Average Balance Sheets

And Interest Margin Analysis

Taxable Equivalent Basis

(Dollars in thousands - Unaudited)

	Three Months Ended
	March 31, 2020
		Interest	Average
	Average	Income/	Yield/
	Balance	Expense	Rate
ASSETS
Earning assets:
Loans	$5,770,502	$76,658	5.33%
Securities – taxable	506,893	2,577	2.04
Securities – tax exempt	17,474	136	3.12
Federal funds sold and interest-bearing deposits with banks	1,493,771	4,769	1.28
Total earning assets	7,788,640	84,140	4.33
Nonearning assets:
Cash and due from banks	191,682
Interest receivable and other assets	582,200
Allowance for loan losses	(51,515)
Total nonearning assets	722,367
Total assets	$8,511,007
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Transaction deposits	$815,827	$515	0.25%
Savings deposits	3,020,093	6,249	0.83
Time deposits	697,821	2,636	1.51
Short-term borrowings	2,448	7	1.18
Junior subordinated debentures	26,804	491	7.35
Total interest-bearing liabilities	4,562,993	9,898	0.87
Interest-free funds:
Noninterest-bearing deposits	2,888,342
Interest payable and other liabilities	36,879
Stockholders’ equity	1,022,793
Total interest free funds	3,948,014
Total liabilities and stockholders’ equity	$8,511,007
Net interest income		$74,242
Net interest spread			3.46%
Effect of interest free funds			0.36%
Net interest margin			3.82%

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